Exhibit 99.1a

AD INDUSTRY DYNAMO KEVIN ARRIX JOINS VIGGLE AS CHIEF REVENUE OFFICER
Former Citigroup Executive Julie Gerola hired as Vice President, Loyalty and Rewards to Create the First Rewards Program for Watching Television

NEW YORK – June 5, 2012 – ViggleSM, the loyalty program for television recently launched by Function(x) Inc.™ (Symbol: FNCX), announced the appointment of Kevin Arrix and Julie Gerola to the company’s executive team. The new hires bring experience managing world-class digital advertising businesses and large-scale loyalty programs for some of the world’s biggest brands in media, entertainment and financial services.

Kevin Arrix recently joined Viggle as Chief Revenue Officer after holding the position of Executive Vice President of Digital Advertising at MTV Networks. At MTV Networks, Kevin oversaw MTVN’s digital advertising sales and operations for online and mobile advertising across all of the company’s properties, including MTV, VH1, Nickelodeon, COMEDY CENTRAL, Shockwave, CMT, Spike and Logo. Prior to moving into his cross-brand role at MTV Networks, Kevin was Vice President of Nickelodeon’s digital ad sales and led an East Coast-based Nickelodeon TV sales team. He also previously held a leadership role at CBS Sportsline after seven years at Turner Broadcasting, primarily in the Turner International division, where he held appointments in New York, Chicago and Europe.

Julie Gerola joins Viggle as Vice President, Loyalty and Rewards, overseeing Viggle’s rewards program. She was most recently Senior Vice President at Citigroup, where she oversaw the industry-recognized Citi ThankYou Rewards program. With more than 10 years of loyalty expertise and deep passion for the consumer experience, Julie is the perfect fit for Viggle as the company pioneers the first loyalty program for television.

“Kevin and Julie bring unparalleled talent, experience and relationships to quickly scale our business,” said Janet Scardino, CEO of Function(x) Inc. “They join us at an exciting time as we continue building a world-class team that combines the best of Silicon Valley, Madison Avenue and Hollywood to deliver the best possible experience to our users.”

About ViggleSM
Viggle is a loyalty program for television that gives people real rewards for checking into the television shows they are watching. Currently available for Apple iPhone®, iPad® and iPod touch®, Viggle automatically identifies what television shows its users are watching and awards them points when they check-in. Viggle users can redeem their points in the app’s rewards catalogue for items such as movie tickets, music, gift cards or convert them into charitable donations. For more information, follow us on Twitter @Viggle or like us on Facebook.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of June 5, 2012.   Except as required by law, Function(x) Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Media Contact:
Laura Gonia
Weber Shandwick for Viggle
Viggle@webershandwick.com
Tel. 206.576.5580

Investor Relations:
John Small
Head of Strategy & Corp. Development
Function(x) Inc.
John.Small@functionxinc.com
Tel. 212.231.0092